FOR IMMEDIATE RELEASE Monday, December 28, 2015	Contact:	Alex Da Silva (808) 835-3712 Alex.DaSilva@HawaiianAir.com
Tara Shimooka (808) 838-5409 Tara.Shimooka@HawaiianAir.com

Hawaiian Airlines Appoints Jon Snook to Chief Operations Officer

HONOLULU - Hawaiian Airlines has announced the appointment of Jon Snook to the position of chief operations officer. Snook, who has served as Hawaiian’s interim COO since October, oversees all flight operations, in-flight services, customer service, maintenance and engineering, and operations analytics.

“In the short time Jon has been at the helm of our operations division, he has already contributed to a number of important improvements and has built a wonderful rapport with his staff and colleagues,” said Mark Dunkerley, President and CEO at Hawaiian Airlines. “I am extremely delighted to have him join our ʻohana on a permanent basis.”

Snook brings to Hawaiian 29 years of broad commercial and operational experience leading business units in airline, cargo, trucking, tour operating and ground handling industries. Prior to joining Hawaiian, Snook successfully ascended through the ranks of American Airlines, starting on the front line as a ticket agent and most recently serving as senior vice president - customer service, where he led over 40,000 employees and directed the delivery of the airline’s end-to-end customer experience. He is also a member of the Episcale Corp advisory board.

Snook completed the management executive program at Kellogg Northwestern University in Chicago. He speaks English and Swedish and holds dual British and U.S. citizenship.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 11 years (2004-2014) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 86th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and become a fan on its Facebook page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.